EXHIBIT 99.1

Contacts: David Ludvigson Executive Vice President & Chief Financial Officer 858-410-4608 dludvigson@nanogen.com	Pam Lord Atkins + Associates 858-527-3494 plord@irpr.com

NANOGEN REPORTS 2003 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SAN DIEGO, CA, February 18, 2004 – Nanogen, Inc. (Nasdaq: NGEN), developer of molecular diagnostic products, today announced its financial results for the fourth quarter and year ended December 31, 2003.

Total revenues for the quarter ended December 31, 2003 were $2.1 million compared to $1.7 million in the third quarter of 2003 and $12.1 million in the fourth quarter of 2002. Fourth quarter product revenue increased by 45% over the prior quarter on the basis of eight new instrument sales and one reagent rental. Additionally, Nanogen signed two new strategic site agreements during the fourth quarter. For the year ended December 31, 2003, total revenues were $6.7 million, as compared to $17.2 million for 2002. Both the fourth quarter and annual revenues for 2002 include approximately $10.8 million in licensing revenue recognized as a result of the settlement agreement with CombiMatrix. Excluding the revenue recognized from this settlement, revenues for the fourth quarter and year ended December 31, 2002 were $1.3 million and $6.3 million, respectively.

Total operating expenses for the quarter ended December 31, 2003 were $9.2 million as compared to $10.9 million for the same period in 2002. For the year ended December 31, 2003, total operating expenses were $37.5 million as compared to $43.9 million for 2002. Excluding cost of product sales of $3.2 million for the year ended December 31, 2003 and $2.5 million for 2002, total operating expenses for 2003 were $34.4 million compared to $41.4 million for 2002, reflecting a 17% reduction. The reduction represents the benefits received from the reorganization and cost reduction measures that were implemented in April 2003 and ongoing improvements in operating efficiencies.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the fourth quarter of 2003 was $29.1 million, a decrease of $3.5 million from the $32.6 million at the end of the prior quarter. In the fourth quarter of 2003, Nanogen completed the sale of the remaining portion of the CombiMatrix stock received in late 2002 and recognized a related gain of $850,000 in the quarter.

For the quarter ended December 31, 2003, Nanogen reported a net loss of $5.9 million or $0.25 per share, compared to a loss of $7.1 million or $0.33 per share in the third quarter of 2003 and net income of $2.0 million or $0.09 per share for the fourth quarter of 2002. For the year ended December 31, 2003, the company reported a net loss of $30.6 million or $1.38 per share, compared to a net loss of $22.2 million or $1.02 per share for 2002. Excluding the impact of $10.8 million in licensing revenue recognized as a result of the CombiMatrix settlement agreement, the net loss for the year ended December 31, 2002 would have been $33.0 million or $1.52 per share.

“Last year was marked by steady progress. We made our initial entry into the clinical diagnostic laboratory market and increased revenue each quarter. We also made very good progress during the year in improving our cash flow and in reducing our spending levels,” said Howard C. Birndorf, chairman of the board and chief executive officer. “The keystone accomplishments for the year were the collaborations and acquisitions that we initiated to help pave the way for Nanogen to enter new, synergistic markets in 2004. Our identification of promising technologies to accelerate our entry into the infectious disease and point-of-care markets illustrates our strategy to grow the business by increasing the number of products we offer for gene-based testing, as well as commercializing advanced diagnostics for both physicians and labs,” Birndorf added.

2004 Outlook

In 2004, Nanogen plans to launch several important new products into fast growing in vitro diagnostic markets. Through its collaboration with Prodesse, Inc., Nanogen expects to begin offering highly sensitive microarray-based reagents for detection of a number of infectious disease agents. These reagents would be used by CLIA-certified laboratories to develop and validate assays on the automated NanoChip® platform.

Contingent upon closing the acquisition of SYN•X Pharma, announced February 10, 2004, Nanogen plans to obtain European and United States regulatory approval for a point-of-care diagnostic product for congestive heart failure (CHF), also targeting a large, growing market. Priorities will be established for developing SYN•X’s pipeline of diagnostics that address unmet needs. Nanogen expects the SYN•X business unit will require investment during 2004 but should be cash flow positive by the end of 2005.

Last month, Nanogen established a distribution agreement with Transgenomic, Inc. to help penetrate new market opportunities. The company expects to continue signing alliances with distributors in Europe, the United States, and other geographies in order to build its installed base of instruments and consumable product revenues.

Nanogen will commit additional resources to expanding the company’s nanotechnology intellectual property. The company anticipates utilizing the growing government interest in the area as a source of funding for its research and development efforts.

Nanogen will also continue to identify other business expansion opportunities, potentially including acquisitions or development collaborations.

Financial Guidance

For 2004, excluding the impact of the acquisition of SYN•X, Nanogen anticipates a growth rate in total revenue of approximately 50% as compared to 2003. Total operating expenses, excluding cost of products sold, should run approximately 20% less than the 2003 total year spending. An end of the year cash balance of greater than $15 million is expected. Nanogen expects to invest approximately $6-8 million in SYN•X, which includes costs to launch the CHF product. Additional financial guidance incorporating the impact of SYN•X will be provided after the closing of the acquisition.

Webcast of the Conference Call

Nanogen management will host a conference call today to discuss the fourth quarter and year-end financial results at 4:30 p.m. Eastern Time. Audio of the presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A telephone replay of the call will also be available two hours after the completion of the conference call on February 18 until midnight on February 20, which may be accessed via telephone at (800) 642-1687 for US/Canada participants, and (706) 645-9291 for international participants. The conference ID, 5360247, will be required to listen to the playback.

Note Regarding Use of Non-GAAP Financial Information

To supplement consolidated financial statements presented in accordance with GAAP, Nanogen used a non-GAAP adjustment to exclude $10.8 million in license revenue recognized as part of a settlement agreement with CombiMatrix in the fourth quarter of 2002. Non-GAAP adjustments are provided to enhance the users’ overall understanding of current financial performance and prospects for the future. Specifically, Nanogen believes that the non-GAAP adjustment provides useful information to both management and investors by excluding certain settlement proceeds that the company believes are not indicative of its operating results, thereby permitting a more meaningful comparison between the loss information for the fourth quarters and years ending December 31, 2002 and 2003. Additionally, Nanogen used a non-GAAP adjustment to exclude cost of sales from operating expenses for the fourth quarters and years ending December 31, 2002 and 2003. Nanogen believes that this non-GAAP adjustment is useful to management and investors because it enhances Nanogen’s comparability to other companies, many of which do not include cost of sales in their presentation of operating expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

About Nanogen

Nanogen develops and commercializes molecular diagnostic products for the gene-based testing market. The company seeks to establish the NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the detection of genetic mutations and is also developing its technology for forensic and biowarfare applications. Nanogen offers Analyte Specific Reagents and related products to research laboratories and clinical reference labs for the detection of genetic mutations associated with a variety of diseases, including cystic fibrosis, Alzheimer’s disease, hereditary hemochromatosis, cardiovascular disease, beta thalassemia and Canavan disease. The unique, open-architecture design of its NanoChip® System provides laboratories with a flexible platform to develop and validate tests to quickly, accurately, and cost effectively detect mutations associated with the diagnoses, prediction, screening, treatment and monitoring of diseases. The NanoChip® System is intended for laboratory use only. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements regarding future product revenues, contract and sponsored research revenues, estimates of operating expenses and estimates of future cash balances. These forward-looking statements are based upon current expectations and speak only as of the date hereof. Nanogen’s actual results and cash balances may differ materially from those set forth in the forward-looking statements as a result of various factors and uncertainties, including whether the acquisition of SYN•X Pharma will be approved by holders of SYN•X common shares and debentures, close as anticipated and achieve the synergies and other benefits anticipated, whether the SYN•X business unit will become cash flow positive as expected, whether patents owned or licensed by Nanogen will be developed into products, whether Nanogen’s NanoChip® System can be successfully further commercialized, whether other products under development and point-of-care products can be successfully developed and commercialized, whether results reported by Nanogen’s customers or partners can be identically replicated, whether ASRs currently sold by Nanogen will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, whether current trends in product revenue will continue in the future, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	December 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,550	$9,353
Short-term investments	20,564	43,376
Receivables, net	1,415	1,754
Inventories, net	4,774	4,717
Other current assets	1,590	1,781

Total current assets	36,893	60,981

Property and equipment, net	4,277	4,982
Acquired technology rights, net	2,508	4,544
Other assets, net	171	853

	$43,849	$71,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$290	$753
Accrued liabilities	4,519	5,901
Deferred revenue	469	472
Current portion of capital lease obligations	743	805

Total current liabilities	6,021	7,931

Capital lease obligations, less current portion	586	1,134
Other long-term liabilities	4,419	3,085

Total long-term liabilities	5,005	4,219

Minority interest in consolidated subsidiary	—	1,817

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2003 (unaudited) and December 31, 2002	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized; 24,867,325 and 21,981,115 shares issued and outstanding at December 31, 2003 (unaudited) and December 31, 2002, respectively	25	22
Additional paid-in capital	209,017	199,483
Accumulated other comprehensive income	1,132	4,926
Deferred compensation	(175)	(156)
Notes receivable from officers	—	(513)
Accumulated deficit	(176,254)	(145,659)
Treasury stock, at cost, 500,189 and 366,857 shares at December 31, 2003 (unaudited) and December 31, 2002, respectively	(922)	(710)

Total stockholders’ equity	32,823	57,393

	$43,849	$71,360

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Revenues:
Product sales	$1,090	$511	$2,732	$3,384
License fees	38	10,844	84	10,844
Sponsored research	375	375	1,500	1,355
Contracts and grant	575	414	2,397	1,596

Total revenues	2,078	12,144	6,713	17,179

Operating expenses:
Cost of product sales	1,008	386	3,176	2,466
Research and development	4,542	5,348	18,015	21,020
Selling, general and administrative	3,582	5,194	15,114	20,540
Impairment of acquired technology rights	—	—	1,024	—
Litigation and settlement of patent matter	56	—	205	(165)

Total operating expenses	9,188	10,928	37,534	43,861

Income (loss) from operations	(7,110)	1,216	(30,821)	(26,682)

Interest income, net	85	285	490	2,119
Other income/(expense)	(4)	8	(154)	161
Gain/(loss) on sale of investments	865	—	(1,925)	—
Minority interest in loss of consolidated subsidiary	221	522	1,815	2,156

Net income (loss)	$(5,943)	$2,031	$(30,595)	$(22,246)

Net loss per share – basic and diluted	$(0.25)	$0.09	$(1.38)	$(1.02)

Number of shares used in computing net loss per share – basic and diluted	23,959	21,697	22,244	21,722